EXHIBIT 99.1

Lowell Holden Resigns from Crown Equity Holdings Inc., Board

LAS VEGAS, NV - (CRWENEWSWIRE - 06/20/2013) Crown Equity Holdings Inc. (CRWE) - OTC markets announced today that Lowell Holden Chief Financial Officer of the board and director, has resigned, effective immediately.

“We appreciate the passion and energy Mr. Lowell Holden devoted to Crown Equity Holdings Inc., as well as, all of the good work that he has accomplished on behalf of the company.” said Kenneth Bosket, CEO/President.

About Crown Equity Holdings Inc.

Crown Equity Holdings Inc. offers advertising branding and marketing services as a worldwide online multi-media publisher with its digital network of websites and focuses on the distribution of information for the purpose of bringing together a targeted audience and the advertisers that want to reach them. Its advertising services cover and connect a range of marketing specialties, as well as provide search engine optimization for clients interested in online media awareness. For more information, visit www.crownequityholdings.com.

Safe Harbor Provision

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of the effectiveness of management's strategies and decisions, general economic and business conditions, new or modified statutory or regulatory requirements and changing price and market conditions. No assurance can be given that these are all the factors that could cause actual results to vary materially from the forward-looking statements.

Contact:

Kenneth Bosket
CEO/President
info@crownequityholdings.com
702 448-1543